UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  May 20, 1999
                                                       ------------



                      Simpson Manufacturing Co., Inc.
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           (Exact name of registrant as specified in its charter)



         California                  0-23804             94-3196943
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(State or other jurisdiction       (Commission        (I.R.S. Employer
     of incorporation)             file number)      Identification No.)



             4637 Chabot Drive, Suite 200, Pleasanton, CA 94588
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                  (Address of principal executive offices)


    (Registrant's telephone number, including area code):  (925)460-9912

ITEM 5. OTHER EVENTS.

At the annual meeting of the shareholders of Simpson Manufacturing Co., Inc., a California corporation (the "Company"), held on May 20, 1999, the shareholders approved all three parts of the proposal to change the Company's state of incorporation from California to Delaware, through a merger into the Company's wholly-owned subsidiary, Simpson Manufacturing Co., Inc., a Delaware corporation ("Simpson Delaware"). The Company's
Board of Directors had previously unanimously approved the merger and, on May 21, 1999, the Company filed the Certificate of Merger with the Delaware Secretary of State, consummating the reincorporation.

As the surviving corporation in the merger, Simpson Delaware succeeds to all of the assets and liabilities of the Company. The name of the Company was not changed by the reincorporation, nor does the reincorporation result in any change in the Company's business, assets or liabilities. The location of Simpson Delaware's principal offices and all of its operations remain the same.

As a result of the merger, each outstanding share of the Company's common stock is automatically converted into one share of common stock, par value $.01, of Simpson Delaware. Each stock certificate representing issued and outstanding shares of common stock of the Company will continue to represent the same number of shares of common stock of Simpson Delaware. Shareholders do not need to exchange their existing stock certificates for stock certificates of Simpson Delaware. The common stock of Simpson Delaware is listed on the New York Stock Exchange under the symbol "SSD."


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     Exhibits

     2. Agreement and Plan of Merger, dated May 3, 1999, between Simpson Manufacturing Co., Inc., a California corporation and Simpson Manufacturing Co., Inc., a Delaware corporation.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        Simpson Manufacturing Co., Inc.
                                        -------------------------------
                                                 (Registrant)



DATE:  May 21, 1999                 By  /s/ Stephen B. Lamson
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                                               Stephen B. Lamson
                                            Chief Financial Officer